BMC Stock Holdings, Inc. Announces 2018 Second Quarter Results

Atlanta, GA - July 30, 2018 - BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), one of the leading providers of diversified building products, services and innovative solutions in the U.S. residential construction market, today announced its financial results for the second quarter ended June 30, 2018. A reconciliation of non-GAAP financial measures to comparable GAAP financial measures is provided in the “Reconciliation of GAAP to Non-GAAP Measures” section of this press release.

Second Quarter 2018 Highlights (Comparisons are to Prior Year Period)

•	Net sales of $998.5 million, an increase of 12.6%, including significant growth in Structural Components and Ready-Frame® sales

•	Net income of $40.4 million, an increase of $22.8 million

•	Adjusted EBITDA (non-GAAP) of $78.8 million, an increase of $19.3 million or 32.3%

•	Adjusted EBITDA margin (non-GAAP) of 7.9%, an increase of 120 basis points

•	Diluted earnings per share of $0.60, an increase of $0.34

•	Adjusted net income per diluted share (non-GAAP) of $0.64, an increase of $0.30

•	Cash provided by operating activities of $27.7 million, an increase of $12.6 million

Commenting on BMC’s second quarter performance, Dave Keltner, Interim President and Chief Executive Officer of BMC, stated, “Based on the strength of our innovative product offerings combined with the team’s solid execution and commitment to the BMC Operating System, we delivered strong results for the second quarter, including significant year-over-year growth in net income, diluted earnings per share, Adjusted EBITDA and cash provided by operating activities. In addition, Adjusted EBITDA margin improved 120 basis points to 7.9% for the quarter.”

Keltner continued, “Within the organization, the team is energized and we are driving an expectation of continuous improvement. We are making key investments in automation and are continuing to implement the BMC Operating System to improve our processes and increase our efficiency, capacity and customer service levels. We are pleased with the success recorded to date, and through these efforts, we expect to drive sustainable growth and value for all of our stakeholders.”

Second Quarter 2018 Summary of Financial Results
During the three months ended June 30, 2018, the Company generated strong improvements in net sales, net income, diluted earnings per share, Adjusted EBITDA and operating cash flow.

	Three Months Ended June 30,
(in thousands, except per share data)	2018	2017	Variance
Net sales
Reported net sales (GAAP)	$998,461	$886,375	$112,086

Net income and EPS
Net income (GAAP)	$40,405	$17,596	$22,809
Diluted earnings per share (GAAP)	$0.60	$0.26	$0.34
Adjusted net income (non-GAAP)	$43,410	$22,956	$20,454
Adjusted net income per diluted share (non-GAAP)	$0.64	$0.34	$0.30

Adjusted EBITDA (non-GAAP)	$78,829	$59,577	$19,252
Adjusted EBITDA margin (non-GAAP)	7.9%	6.7%	1.2%

Net cash provided by operating activities	$27,737	$15,130	$12,607
Second Quarter 2018 Financial Results Compared to Prior Year Period

•
Net sales increased 12.6% to $998.5 million, driven in part by strong 21.2% growth in the Company’s Structural Components product category. The Company estimates that net sales increased 7.9% from higher selling prices of lumber & lumber sheet goods, 2.4% from other organic growth and 2.3% from the acquisition of W.E. Shone Co. (“Shone Lumber”). The Company also estimates that net sales to single-family homebuilders and remodeling contractors increased 15.7% while net sales to multi-family, commercial and other contractors declined 4.8%. Net sales of Ready-Frame® were $60.1 million, an increase of 32.7%.

•	Gross profit increased 13.2% to $239.6 million. Gross profit as a percentage of sales (“gross margin”) was 24.0%, as compared to 23.9% for the second quarter of 2017.

•
Selling, general and administrative (“SG&A”) expenses increased 7.6% to $169.8 million. Approximately $3.4 million of this increase related to SG&A expenses at Shone Lumber, which was acquired earlier this year. Approximately $7.4 million of the increase related to higher employee compensation, benefits and other employee-related costs, and the remaining increase related primarily to a $0.7 million increase in diesel fuel costs. SG&A expenses as a percent of net sales improved 80 basis points to 17.0%, compared with 17.8% for the second quarter of 2017.

•	Depreciation expense, including the portion reported within cost of sales, decreased to $12.4 million, compared to $13.5 million in the second quarter of 2017.

•
Merger and integration costs decreased to $0.5 million, consisting primarily of system integration costs, partially offset by a gain from disposition of property due to the integration. This compared to $6.3 million in the second quarter of 2017. During the three months ended June 30, 2017, the Company recognized $2.8 million of expense related to the discontinuance of the ERP system previously utilized by Building Materials Holding Corporation prior to the December 2015 merger.

•	Amortization expense was $3.8 million, compared to $4.1 million in the second quarter of 2017.

•	Interest expense decreased to $6.0 million, compared to $6.5 million in the second quarter of 2017.

•
Other income, net, increased to $2.9 million, which was derived primarily from state and local tax incentives and customer service charges, compared to $1.0 million in the second quarter of 2017. This increase was primarily due to an increase in income from state and local tax incentive programs.

•	Net income increased to $40.4 million, or $0.60 per diluted share, compared to $17.6 million, or $0.26 per diluted share, in the second quarter of 2017.

•
Adjusted net income (non-GAAP) increased to $43.4 million, or $0.64 per diluted share (non-GAAP), compared to Adjusted net income of $23.0 million, or $0.34 per diluted share, in the second quarter of 2017.

•	Adjusted EBITDA (non-GAAP) increased 32.3% to $78.8 million, compared to $59.6 million in the second quarter of 2017.

•	Adjusted EBITDA margin (non-GAAP), defined as Adjusted EBITDA as a percentage of net sales, expanded 120 basis points to 7.9%.

•	Cash provided by operating activities increased $12.6 million to $27.7 million.

Liquidity and Capital Resources
Total liquidity as of June 30, 2018 was approximately $328.2 million, which included cash and cash equivalents of $14.3 million and $313.9 million of borrowing availability under the Company’s asset-backed revolver. Capital expenditures during the second quarter of 2018 totaled $16.0 million. These expenditures were primarily used to fund purchases of vehicles and equipment to replace aged assets and support increased sales volume, and facility, technology and automation investments to support our operations.

CEO Search
On January 10, 2018, the Company announced that President and CEO, Peter C. Alexander left the Company under mutual agreement with the Board of Directors. David L. Keltner assumed the role of Interim President and CEO while the Board conducts a formal search for a permanent replacement. Since that time, the Board of Directors engaged a leading executive search firm and launched a broad search effort to find the best candidate who will continue to cultivate the Company’s strong culture and drive the growth strategy forward. The Board of Directors is confident in its ability to attract a proven, experienced executive and is entering its final round of interviews with a strong slate of candidates. During the search, BMC is aggressively moving forward with the execution of its growth strategies.

Conference Call Information
BMC will host a conference call on Monday, July 30, 2018 at 8:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. Prior to the call, an earnings release presentation will be posted on the Company’s investor relations website - ir.buildwithbmc.com - in the “Events and Presentations” tab under the heading “Presentation Archive.” The conference call can be accessed by dialing 877-407-0784 (domestic) or 201-689-8560 (international). A telephonic replay will be available approximately three hours after the call and can be accessed by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for both the live call and the replay is 13681483. The telephonic replay will be available until 11:59 p.m. (Eastern Time) on August 6, 2018. The live webcast of the conference call can be accessed on the Company’s investor relations website at ir.buildwithbmc.com and will be available for approximately 90 days.

Non-GAAP Financial Measures
This press release presents Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations. For a reconciliation of Adjusted EBITDA and Adjusted net income to the most comparable GAAP measures and a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors, see the tables included in this press release under "Reconciliation of GAAP to Non-GAAP Measures."

About BMC Stock Holdings, Inc.
With $3.4 billion in 2017 net sales, BMC is a leading provider of diversified building products, services and innovative solutions to builders, contractors and professional remodelers in the U.S. residential housing market. Headquartered in Atlanta, Georgia, the Company's comprehensive portfolio of products and solutions spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management services and an innovative eBusiness platform. BMC serves 45 metropolitan areas across 19 states, principally in the South and West regions.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this document may include, without limitation, statements regarding sales growth, price changes, earnings performance, strategic direction and the demand for our products. Forward-looking statements are typically identified by words or phrases such as "may," "might," "predict," "future," "seek to," "assume," "goal," "objective," "continue," "will," "could," "should," "would," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "prospects," "guidance," "possible," "predict," "propose," "potential" and "forecast," or the negative of such terms and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, many of which are outside BMC's control. BMC cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement; therefore, investors and shareholders should not place undue reliance on such statement. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These factors include without limitation:

•	the state of the homebuilding industry and repair and remodeling activity, the economy and the credit markets;

•	the impact of potential changes in our customer or product sales mix;

•	our concentration of business in the Texas, California and Georgia markets;

•	the potential loss of significant customers or a reduction in the quantity of products they purchase;

•	seasonality and cyclicality of the building products supply and services industry;

•	competitive industry pressures and competitive pricing pressure from our customers and competitors;

•	fluctuation of commodity prices and prices of our products;

•	our exposure to product liability, warranty, casualty, construction defect, contract, tort, employment and other claims and legal proceedings;

•	our ability to maintain profitability;

•	our ability to retain our key employees and to attract and retain new qualified employees, while controlling our labor costs;

•	product shortages, loss of key suppliers or failure to develop relationships with qualified suppliers, and our dependence on third-party suppliers and manufacturers;

•	the implementation of our supply chain and technology initiatives;

•	the impact of long-term non-cancelable leases at our facilities;

•	our ability to effectively manage inventory and working capital;

•	the credit risk from our customers;

•	the impact of pricing pressure from our customers;

•	our ability to identify or respond effectively to consumer needs, expectations, market conditions or trends;

•	our ability to successfully implement our growth strategy;

•	the impact of federal, state, local and other laws and regulations;

•	the impact of changes in legislation and government policy;

•	the impact of unexpected changes in our tax provisions and adoption of new tax legislation;

•	our ability to utilize our net operating loss carryforwards;

•	natural or man-made disruptions to our distribution and manufacturing facilities;

•	our exposure to environmental liabilities and subjection to environmental laws and regulation;

•	the impact of health and safety laws and regulations;

•	the impact of disruptions to our information technology systems;

•	cybersecurity risks;

•	our exposure to losses if our insurance coverage is insufficient;

•	our ability to operate on multiple Enterprise Resource Planning ("ERP") information systems and convert multiple systems to a single system;

•	the impact of our indebtedness;

•	the various financial covenants in our secured credit agreement and senior secured notes indenture; and

•	other factors discussed or referred to in the "Risk Factors" section of BMC's most recent Annual Report on Form 10-K filed with the SEC on March 1, 2018.
Certain of these and other factors are discussed in more detail in the “Risk Factors” section of BMC’s 2017 Annual Report on Form 10-K, as supplemented by BMC’s Quarterly Reports on Form 10-Q. All such factors are difficult to predict and are beyond BMC's control. All forward-looking statements attributable to BMC or persons acting on BMC's behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and BMC undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Investor Relations Contact
BMC Stock Holdings, Inc.
Carey Phelps
(678) 222-1228

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2018	2017	2018	2017
Net sales
Building products	$782,122	$676,487	$1,428,076	$1,248,607
Construction services	216,339	209,888	404,587	395,468
	998,461	886,375	1,832,663	1,644,075
Cost of sales
Building products	582,008	501,988	1,062,309	928,071
Construction services	176,854	172,700	331,671	326,120
	758,862	674,688	1,393,980	1,254,191
Gross profit	239,599	211,687	438,683	389,884

Selling, general and administrative expenses	169,828	157,815	330,032	306,703
Depreciation expense	9,758	10,941	19,264	21,502
Amortization expense	3,816	4,100	7,473	7,921
Merger and integration costs	481	6,324	2,168	10,765
	183,883	179,180	358,937	346,891
Income from operations	55,716	32,507	79,746	42,993
Other income (expense)
Interest expense	(6,008)	(6,495)	(11,990)	(12,583)
Other income, net	2,927	964	4,877	1,283
Income before income taxes	52,635	26,976	72,633	31,693
Income tax expense	12,230	9,380	16,869	10,353
Net income	$40,405	$17,596	$55,764	$21,340

Weighted average common shares outstanding
Basic	67,269	66,927	67,204	66,810
Diluted	67,667	67,394	67,666	67,290

Net income per common share
Basic	$0.60	$0.26	$0.83	$0.32
Diluted	$0.60	$0.26	$0.82	$0.32

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands, except share and per share amounts)	June 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$14,347	$11,750
Accounts receivable, net of allowances	385,067	322,892
Inventories, net	364,514	309,060
Contract assets	38,065	—
Costs in excess of billings on uncompleted contracts	—	28,738
Income taxes receivable	—	3,748
Prepaid expenses and other current assets	72,208	57,949
Total current assets	874,201	734,137
Property and equipment, net of accumulated depreciation	296,827	295,820
Customer relationship intangible assets, net of accumulated amortization	166,000	166,306
Other intangible assets, net of accumulated amortization	1,139	1,306
Goodwill	264,318	261,792
Other long-term assets	13,392	13,989
Total assets	$1,615,877	$1,473,350
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$240,144	$174,583
Accrued expenses and other liabilities	95,045	96,262
Contract liabilities	29,515	—
Billings in excess of costs on uncompleted contracts	—	18,428
Income taxes payable	13,167	—
Interest payable	4,784	4,769
Current portion:
Long-term debt and capital lease obligations	7,216	7,739
Insurance reserves	13,309	13,496
Total current liabilities	403,180	315,277
Insurance reserves	38,489	38,470
Long-term debt	344,962	349,059
Long-term portion of capital lease obligations	12,173	14,838
Deferred income taxes	3,345	1,768
Other long-term liabilities	6,666	7,039
Total liabilities	808,815	726,451
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value, 50.0 million shares authorized, no shares issued and outstanding at June 30, 2018 and December 31, 2017	—	—
Common stock, $0.01 par value, 300.0 million shares authorized, 67.6 million and 67.3 million shares issued, and 67.3 million and 67.1 million outstanding at June 30, 2018 and December 31, 2017, respectively	676	673
Additional paid-in capital	665,002	659,440
Retained earnings	146,371	90,607
Treasury stock, at cost, 0.3 million and 0.2 million shares at June 30, 2018 and December 31, 2017, respectively	(4,987)	(3,821)
Total stockholders' equity	807,062	746,899
Total liabilities and stockholders' equity	$1,615,877	$1,473,350

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended June 30,
(in thousands)	2018	2017
Cash flows from operating activities
Net income	$55,764	$21,340
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	24,461	26,450
Amortization of intangible assets	7,473	7,921
Amortization of debt issuance costs	842	842
Deferred income taxes	1,577	4,155
Non-cash stock compensation expense	4,916	3,385
(Gain) loss on sale of property, equipment and real estate	(1,571)	280
Other non-cash adjustments	665	445
Change in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of allowances	(64,648)	(51,197)
Inventories, net	(49,789)	(39,017)
Accounts payable	60,153	37,088
Other assets and liabilities	11,106	(468)
Net cash provided by operating activities	50,949	11,224
Cash flows from investing activities
Purchases of property, equipment and real estate	(26,287)	(34,782)
Purchases of businesses, net of cash acquired	(20,970)	(38,737)
Insurance proceeds	1,991	—
Proceeds from sale of property, equipment and real estate	6,731	1,038
Net cash used in investing activities	(38,535)	(72,481)
Cash flows from financing activities
Proceeds from revolving line of credit	543,460	485,388
Repayments of proceeds from revolving line of credit	(547,922)	(418,666)
Payments on capital lease obligations	(4,012)	(5,259)
Principal payments on other notes	(50)	(2,580)
Other financing activities, net	(1,293)	798
Net cash (used in) provided by financing activities	(9,817)	59,681
Net increase (decrease) in cash and cash equivalents	2,597	(1,576)
Cash and cash equivalents
Beginning of period	11,750	8,917
End of period	$14,347	$7,341

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Net Sales by Product Category
(unaudited)

	Three Months Ended June 30, 2018		Three Months Ended June 30, 2017
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$167,617	16.8%	$138,306	15.6%	21.2%
Lumber & lumber sheet goods	368,123	36.9%	290,499	32.8%	26.7%
Millwork, doors & windows	249,194	25.0%	240,999	27.2%	3.4%
Other building products & services	213,527	21.3%	216,571	24.4%	(1.4)%
Total net sales	$998,461	100.0%	$886,375	100.0%	12.6%

	Six Months Ended June 30, 2018		Six Months Ended June 30, 2017
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$303,446	16.6%	$248,197	15.1%	22.3%
Lumber & lumber sheet goods	656,209	35.8%	534,935	32.5%	22.7%
Millwork, doors & windows	478,712	26.1%	451,750	27.5%	6.0%
Other building products & services	394,296	21.5%	409,193	24.9%	(3.6)%
Total net sales	$1,832,663	100.0%	$1,644,075	100.0%	11.5%

Net Sales by Customer Type
(unaudited)

	Three Months Ended June 30, 2018		Three Months Ended June 30, 2017
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Single-family homebuilders	$757,059	75.8%	$657,815	74.2%	15.1%
Remodeling contractors	117,405	11.8%	98,255	11.1%	19.5%
Multi-family, commercial & other contractors	123,997	12.4%	130,305	14.7%	(4.8)%
Total net sales	$998,461	100.0%	$886,375	100.0%	12.6%

	Six Months Ended June 30, 2018		Six Months Ended June 30, 2017
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Single-family homebuilders	$1,394,367	76.1%	$1,217,404	74.0%	14.5%
Remodeling contractors	212,856	11.6%	180,330	11.0%	18.0%
Multi-family, commercial & other contractors	225,440	12.3%	246,341	15.0%	(8.5)%
Total net sales	$1,832,663	100.0%	$1,644,075	100.0%	11.5%

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(unaudited)

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share are intended as supplemental measures of the Company’s performance that are not required by, or presented in accordance with, GAAP. The Company believes that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

•
Adjusted EBITDA is defined as net income plus interest expense, income tax expense, depreciation and amortization, merger and integration costs, non-cash stock compensation expense, acquisition costs and other items.

•	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales.

•	Adjusted net income is defined as net income plus merger and integration costs, non-cash stock compensation expense, acquisition costs, other items and after tax effecting those items.

•	Adjusted net income per diluted share is defined as Adjusted net income divided by diluted weighted average shares.
Company management uses Adjusted EBITDA and Adjusted net income for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is used in monthly financial reports prepared for management and the board of directors. The Company believes that the use of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share provides additional tools for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other distribution and retail companies, which may present similar non-GAAP financial measures to investors. However, the Company’s calculation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share in isolation or as alternatives to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. Some of these limitations are: (i) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect changes in, or cash requirements for, working capital needs; (ii) Adjusted EBITDA and Adjusted EBITDA margin do not reflect interest expense, or the requirements necessary to service interest or principal payments on debt; (iii) Adjusted EBITDA and Adjusted EBITDA margin do not reflect income tax expenses or the cash requirements to pay taxes; (iv) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; (v) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not reflect any cash requirements for such replacements and (vi) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share do not consider the potentially dilutive impact of issuing non-cash stock-based compensation. In order to compensate for these limitations, management presents Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share in conjunction with GAAP results. Readers should review the reconciliations of net income to Adjusted EBITDA and Adjusted net income below, and should not rely on any single financial measure to evaluate the Company’s business.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (continued)
(unaudited)

The following is a reconciliation of net income to Adjusted EBITDA and Adjusted net income.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$40,405	$17,596	$55,764	$21,340
Interest expense	6,008	6,495	11,990	12,583
Income tax expense	12,230	9,380	16,869	10,353
Depreciation and amortization	16,253	17,558	31,934	34,371
Merger and integration costs	481	6,324	2,168	10,765
Non-cash stock compensation expense	3,141	2,154	4,916	3,385
Acquisition costs (a)	33	44	267	317
Other items (b)	278	26	2,101	26
Adjusted EBITDA	$78,829	$59,577	$126,009	$93,140
Adjusted EBITDA margin	7.9%	6.7%	6.9%	5.7%

Net income	$40,405	$17,596	$55,764	$21,340
Merger and integration costs	481	6,324	2,168	10,765
Non-cash stock compensation expense	3,141	2,154	4,916	3,385
Acquisition costs (a)	33	44	267	317
Other items (b)	278	26	2,101	26
Tax effect of adjustments to net income (c)	(928)	(3,188)	(2,232)	(5,227)
Adjusted net income	$43,410	$22,956	$62,984	$30,606

Diluted weighted average shares	67,667	67,394	67,666	67,290
Adjusted net income per diluted share	$0.64	$0.34	$0.93	$0.45

(a)
For the three and six months ended June 30, 2018, represents costs incurred related to the acquisition of W.E. Shone Co. For the three and six months ended June 30, 2017, represents costs incurred related to the acquisitions of Code Plus Components, LLC and Texas Plywood and Lumber Company, Inc.

(b)
For the three and six months ended June 30, 2018, represents severance and executive search costs incurred in connection with the departure of the Company’s former chief executive officer and the search for his permanent replacement. For the three and six months ended June 30, 2017, represents asset impairment charges related to real estate held for sale.

(c)
The tax effect of adjustments to net income was based on the respective transactions’ income tax rate, which was 23.6%, 37.3%, 23.6% and 37.3% for the three months ended June 30, 2018 and 2017 and the six months ended June 30, 2018 and 2017, respectively. The tax effect of adjustments to net income exclude non-deductible Merger and integration costs of $0.5 million for the six months ended June 30, 2017.